Ernst & Young LLP 1775 Tysons Boulevard Tysons, VA 22102	Tel: +1 703 747 1000 ey.com

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Financial Statements”, “Financial Highlights”, and “Senior Securities” in Post-Effective Amendment No. 16 to the Registration Statement (Form N-2 No. 333-222106) and related Prospectus, as applicable, and Statement of Additional Information of Carlyle Tactical Private Credit Fund for the registration of an unlimited number of its common shares and to the incorporation by reference therein of our report dated February 28, 2023, with respect to the consolidated financial statements of Carlyle Tactical Private Credit Fund included in its annual report for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission.

Tysons, VA

April 28, 2023

A member firm of Ernst & Young Global Limited